Exhibit 2.2

Confidential	EXECUTION VERSION

Dated 3 October 2013

ARDEN HOLDINGS LIMITED

and

ALOPUC LIMITED

and

KENMARE HOLDINGS LTD

DEED OF VARIATION

Contents

Clause		Page

1	Interpretation	3

2	Variation of the Atrium SPA	4

3	Continuation of the Atrium SPA	4

4	Miscellaneous	4

THIS DEED OF VARIATION is made on 3 October 2013

BETWEEN:

(1)	ARDEN HOLDINGS LIMITED (company registration number 37470) whose registered office is at Clarendon House, 2 Church Street, Hamilton, Bermuda (the Seller);

(2)	ALOPUC LIMITED (company registration number 8538477) whose registered office is at Avaya House, 2 Cathedral Hill, Guildford, Surrey, GU2 7YL, UK (the Buyer); and

(3)	KENMARE HOLDINGS LTD (company registration number 30917) whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the Guarantor),

together the Parties, and is supplemental to the agreement between the Parties made on 5 June 2013 for the sale and purchase of the entire issued share capital of Atrium Underwriting Group Limited (the Atrium SPA).

WHEREAS:

(A)	Pursuant to clause 21 of the Atrium SPA the Parties have agreed to amend the Atrium SPA in order to vary the Long Stop Date.

(B)	This Deed is intended to give effect to these amendments.

IT IS AGREED as follows:

1	Interpretation

1.1	In this Deed unless the context otherwise requires:

(a)	words importing any gender include every gender;

(b)	words importing persons include an individual, company, corporation, firm, partnership, unincorporated association or body of persons, and any state, or governmental or local division or agency of a state;

(c)	references to clauses and schedules are references to the relevant clause in or schedule to this Deed;

(d)	references in this Deed to any specified provision of this Deed or the Atrium SPA are to this Deed, the Atrium SPA or that provision as in force for the time being and as amended from time to time;

(e)	references to any statute or statutory provision shall include (i) any subordinate legislation made under it, (ii) any provision which it has superseded or re-enacted (whether with or without modification) and (iii) any provision superseding to re-enacting it (whether with or without modifications); and

(f)	the rule known as the ejusdem generis rule shall not apply, and accordingly words introduced by words and phrases such as “include”, “including”, “other” and “in particular” shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible.

1.2	Words and phrases defined in the Atrium SPA shall have the same meanings in this Deed.

2	Variation of the Atrium SPA

2.1	The Parties agree that the Atrium SPA is varied such that:

(a)	clause 2.2 of the Atrium SPA is deleted and replaced with the following:

“2.2A	The Buyer undertakes to use its reasonable endeavours to ensure that the Conditions are satisfied as soon as possible after the date of this Agreement and in any event by no later than 5:00pm on 18 December 2013 (the Long Stop Date).

2.2B	If Completion has not taken place on or before 21 November 2013 but the Conditions are satisfied on or before the Long Stop Date and Completion does occur then the Buyer will pay to the Seller the Delayed Completion Fee on Completion.

2.2C	For the purposes of clause 2.2B “Delayed Completion Fee” shall mean:

USD$25,068 x y

where ‘y’ equals the number of days from (but excluding) 21 November 2013 to (and including) the Completion Date (which shall be deemed to be zero if the Completion Date occurs on or before 21 November 2013).”

2.2	The variation effected by clause 2.1 shall take effect from the date of this Deed and the Atrium SPA shall be read and construed accordingly.

3	Continuation of the Atrium SPA

The Atrium SPA shall remain in full force and effect except as varied in this Deed.

4	Miscellaneous

Third Parties

4.1	For the purposes of the Contracts (Rights of Third Parties) Act 1999 this Deed is enforceable only by the parties to it and their respective successors in title.

Governing Law

4.2	This Deed and any non-contractual obligations connected with it shall be governed by English law.

4.3	The Parties irrevocably agree that all disputes arising under or in connection with this Deed, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Deed, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law.

Jurisdiction

4.4	The Parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:

(a)	determine any claim, dispute or difference arising under or in connection with this Deed, any non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Deed, whether the alleged liability shall arise under the law of England or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts (Proceedings);

(b)	grant interim remedies, or other provisional or protective relief.

4.5	The Parties submit to the exclusive jurisdiction of the courts of England and Wales and accordingly any Proceedings may be brought against the parties or any of their respective assets in such courts.

4.6	Nothing contained in this clause shall limit the right of any Party to commence any proceedings, suit or action seeking the enforcement of any judgment obtained in the courts of England and Wales (Enforcement Proceedings) against any other Party in any other court of competent jurisdiction nor shall taking of Enforcement Proceedings in one or more jurisdictions preclude the taking of Enforcement Proceedings in any other jurisdiction, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

4.7	Each Party irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or after Completion to the venue of any Enforcement Proceedings in any such court as is referred to in clause 4.6 and any claim that any such Enforcement Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Enforcement Proceedings brought in any such court shall be conclusive and binding upon such Party and may be enforced in the courts of any other jurisdiction.

EXECUTED AS A DEED, and DELIVERED on the date first above written.

EXECUTED as a deed by ARDEN HOLDINGS LIMITED

acting by Richard Lutenski, a director, in the presence of:	/s/ Richard Lutenski
Director

/s/ David Hosier
Signature of Witness

WITNESS’ NAME:	David Hosier

WITNESS’ ADDRESS:	31 Victoria St.

Hamilton, Bermuda

WITNESS’ OCCUPATION:	Accountant

EXECUTED as a deed by ALOPUC LIMITED

acting by Derek Reid, a director, in the presence of:	/s/ Derek Reid
Director

/s/ Matthew Cordeux
Signature of Witness

WITNESS’ NAME:	Matthew Cordeux

WITNESS’ ADDRESS:	Avaya House, 2 Cathedral Hill

Guildford, Surrey GU2 7YL

WITNESS’ OCCUPATION:	Solicitor

EXECUTED as a deed by KENMARE HOLDINGS LTD

acting by David Rocke, a director, in the presence of:	/s/ David Rocke
Director

/s/ Edward Martin
Signature of Witness

WITNESS’ NAME:	Edward Martin

WITNESS’ ADDRESS:	20 St. Mark’s Rd.

Smiths, FL05, Bermuda

WITNESS’ OCCUPATION:	Solicitor